Exhibit 10.3
EXECUTION VERSION

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Progenics Pharmaceuticals, Inc. (the “Corporation”) and Paul J. Maddon (“Maddon”) are each a party (the “Parties”) to an employment agreement (the “2007 Agreement”), dated as of December 31, 2007; and

WHEREAS, the Parties wish to amend the 2007 Agreement to reflect the change in Maddon’s title to the Corporation’s Chief Science Officer and Vice Chairman, and other changes commensurate with his new position.

NOW, THEREFORE, pursuant to Section 15 of the 2007 Agreement, effective as of the date hereof, the Parties hereby agree to amend the 2007 Agreement as follows:

1. Employee’s Duties (Section 3).  Maddon has ceased to be the Corporation’s Chief Executive Officer, but shall continue to serve as the Corporation’s Chief Science Officer and Vice Chairman, reporting to the Corporation’s Chief Executive Officer.  All references in the 2007 Agreement to Maddon’s position, title, responsibilities, authority, reporting relationship, role or duties shall be modified as consistent with the preceding sentence.  For the avoidance of doubt, “Good Reason” shall be measured off of Maddon’s duties and remuneration as set forth herein, and Maddon shall not have “Good Reason” to resign as a result of the changes made pursuant to this First Amendment.

2. Remuneration (Section 4).  Effective March 16, 2011, Maddon’s annual Salary shall be $425,000, subject to annual review and discretionary increase by the Corporation’s Compensation Committee based on recommendations from the Corporation’s Chief Executive Officer, and there shall not be any automatic annual increases.  All references to the automatic Salary increase provided in Section 4.2 are hereby deleted.

3. Annual Equity Grants in Renewal Term (Section 8.2.1).  The Corporation shall not be required to provide Maddon any minimum number of Options or shares of Restricted Stock in connection with a Renewal Term, although Maddon shall be considered for annual equity grants at the same time as other executives of the Corporation.  All references to minimum equity grants in a Renewal Term in Section 8.2.1 shall be automatically deemed satisfied in any proposal by the Corporation for successive additional one (1)-year periods of employment, regardless of whether the Corporation offers any equity grants for such period.

4. Severance Payments (Section 8.2.1(b) and Section 8.2.4).  If Maddon’s employment is terminated pursuant to Section 8.2.1(b) or Section 8.2.4, in each case before the second anniversary of the date hereof, Maddon’s cash severance amount shall be fixed at $1,789,333 (in lieu of two (2) times (or, in the case of a Change in Control, three (3) times) Salary and Average Bonus Value), and the accelerated vesting of Options and Restricted Stock shall only apply to grants made prior to the date hereof (the vesting of grants made after the date hereof shall be governed by their terms).  After the second anniversary of the date hereof, cash severance and accelerated vesting will be determined in accordance with the terms of Section 8.2.1(b) and Section 8.2.4 without regard to the preceding sentence.

5. No Excise Tax Gross-Up (Section 8.6).  Section 8.6 shall no longer apply or be of any further force or effect.

6. No Other Modifications.  Other than as set forth in the preceding paragraphs 1 to 4, the remainder of the 2007 Agreement shall remain unmodified in any manner.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this First Amendment effective as of March 31, 2011.

PROGENICS PHARMACEUTICALS, INC.

By:____________________________

_______________________________
PAUL J. MADDON